Exhibit 99.2

David Baazov Announces Intention to Acquire Amaya

Montreal, Quebec, February 1, 2016 – David Baazov, Chairman and Chief Executive Officer of Amaya Inc. (NASDAQ: AYA; TSX: AYA), today announced that he, together with a group of investors with whom he is in discussions, intends to make an all-cash proposal to acquire Amaya at a purchase price presently estimated at CDN$21.00 per common share, representing a 40% premium to Friday’s closing price on the Toronto Stock Exchange.

The particular form and structure of the transaction have not been determined, and no discussions have commenced between Mr. Baazov and Amaya with respect to any particular transaction. There is no certainty that the proposed transaction will proceed or be consummated.

David Baazov currently owns 24,564,047 common shares of Amaya, representing approximately 18.6% of the issued and outstanding common shares, and options entitling him to acquire 550,000 additional common shares.

A copy of the early warning report to be filed in connection with this news release can be obtained at www.sedar.com under Amaya’s profile.

Cautionary Note Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable securities laws, including, without limitation, statements regarding Mr. Baazov’s intention to acquire Amaya. Forward-looking statements can, but may not always, be identified by the use of words such as “intends”, “proposed” and similar references to future periods or the negatives of these words and expressions. These statements are based on the stated intentions of Mr. Baazov and currently available information. They are not guarantees of future events, are based upon assumptions that may not prove to be accurate, and involve certain risks and uncertainties that are difficult to predict, including the risk that no transaction proposal will be made or be consummated, and that the terms of any proposal will be different than those set forth above. Investors are cautioned not to put undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and Mr. Baazov undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

David Baazov, Chairman and Chief Executive Officer

7600 TransCanada Highway, Pointe-Claire, Québec H9R 1C8